UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2005

GTSI Corp.

Incorporated in Delaware

Commission File No. 0-19394

I.R.S. Employer Identification No. 54-1248422

3901 Stonecroft Boulevard

Chantilly, Virginia  20151-1010

(703) 502-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Compensation of Directors

On July 21, 2005, the Company’s Board of Directors adopted new compensation arrangements for the non-employee Directors. These new arrangements will be given effect retroactively to January 1, 2005.

The new arrangement authorized an increase in the annual retainer paid to non-employee Directors from $20,000 to $25,000, an increase in retainer fee paid to the Lead Director from $2,000 to $10,000, and an increase for non-employee Directors in committee attendance fees from $1,000 to $1,500 per committee attended.  In addition telephonic participation in the Board’s Committee meetings by non-employee Directors will now be compensated at the same rate as in person attendance.

Fees paid to the Chairman of each of the Board’s Committees remain the same as previously disclosed.

The Company also modified effective as of April 21, 2005, the long term incentive component of its compensation for its non-employee Directors from automatic annual grant of 10,000-share options to automatic annual issuances of 3,333 restricted shares of GTSI’s common stock pursuant to GTSI’s Amended and Restated 1996 Stock Incentive Plan.  For any non-employee Chairman, this modification will amend the compensation from an automatic annual grant of 20,000-share options to an automatic annual issuances of 6,667 restricted shares of GTSI’s common stock pursuant to GTSI’s Amended and Restated 1996 Stock Incentive Plan.

Separation Agreement with Resigning Officer

Terri S. Allen, the Company’s Senior Vice President of Sales, resigned her position with GTSI Corp. and effective as of July 23, 2005 will no longer be an officer of the Company, and effective as of October 22, 2005 she will no longer be an employee of the Company.  The Company has agreed to pay Ms. Allen her monthly compensation of approximately $20,835 during the ninety days she remains as a Company employee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.

By:
Thomas A. Mutryn
Senior Vice President and CFO

Date: July 22, 2005